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                                                                   Exhibit 10.30

                      MACQUARIE INFRASTRUCTURE COMPANY LLC

           PRINCIPAL EXECUTIVE OFFICES: 600 Fifth Avenue, 21st Floor,
                         New York, New York, 10020, USA
     REGISTERED OFFICE IN THE STATE OF DELAWARE: Corporation Trust Center,
         1209 Orange Street, City of Wilmington, County of New Castle.
                REGISTERED AGENT: The Corporation Trust Company


To:  Macquarie European Infrastructure PLC
     Levels 29 and 30,
     City Point,
     1 Ropemaker Street,
     London, EC2Y 9HD

                                                                14, October 2004

Dear Sirs,

YORKSHIRE LINK

We refer to the sale and purchase agreement between Macquarie Infrastructure Company LLC (formerly Macquarie Infrastructure Assets LLC) and Macquarie European Infrastructure PLC relating to the sale and purchase of all the shares in Macquarie Yorkshire Limited, dated 7 June 2004 (the "AGREEMENT"). Pursuant to Clause 11.5 of the Agreement and in consideration of each party agreeing to be bound by the terms set out herein, the Agreement shall be amended as follows, such amendments to be effective as of the date hereof:

     1. in the description of the parties thereto, the reference to "MACQUARIE INFRASTRUCTURE ASSETS LLC a Delaware limited liability company whose principal executive office is at 600 Fifth Avenue, 21st floor, 10020, New York, USA (the "PURCHASER" or "MIAL")" shall be deleted and replaced by reference to "MACQUARIE INFRASTRUCTURE COMPANY LLC a Delaware limited liability company whose principal executive office is at 600 Fifth Avenue, 21st floor, 10020, New York, USA (the "PURCHASER" or "MICL")".

     2.   each reference to "MIAL" shall be replaced by reference to "MICL".

     3.   the deletion of the definition of "September Distribution Amount".

     4.   the following changes being made to Clause 3 (Consideration):

               (i) Clause 3.1 being deleted in its entirety and replaced with the following words "3.1 The total consideration for the sale of the Shares shall be the payment by the Purchaser of the Initial Consideration which shall be increased by L9,750 for each day after 30 September 2004 Completion occurs (the "COMPLETION AMOUNT")."


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        (ii)  on the third line of Clause 3.5.1, the insertion of the word
              "Company" before the words "Settlement (as defined in Clause 3.5.2 below)".

5.  the following change being made to Clause 4 (Debt Repayment):

        (i) the deletion of the words "less the September Distribution Amount" in Clause 4.1.

6.  the following change being made to Clause 6.4 (Restrictions on the Vendor):

        (i)   Clause 6.4.10 being deleted in its entirety and replaced with the
              following words "6.4.10        declare, make or pay any dividend
              or other distribution from MYL to the Vendor."

7.  the addition of the following as a new Clause 12 in the Agreement:

        "12.  INDEMNITY RELATING TO ROAD ACCIDENT

        12.1 For the purposes of this Clause 12, the following terms shall have the following meanings:

              "COSTS" has the meaning given to it in Clause 12.2;

              "FINAL AMOUNT" has the meaning given to it in Clause 12.5;

              "INCIDENT" means the road accident occurring on MI-A1 motorway on 20 March 2004;

              "NOTIFICATION" has the meaning given to it in Clause 12.4(ii);

              "PURCHASER ESTIMATE" has the meaning given to it in Clause 12.5;

              "PURCHASER NOTICE" has the meaning given to it in Clause 12.5; and

              "REVENUE REDUCTION" means a reduction in the revenues of Connect which is attributable to the suspension or reduction by the Secretary of State of the DBFO Payment (as such term is defined in the DBFO Contract) or the termination by the Secretary of State of the DBFO Contract, in each case as a result of an Event of Default occurring under Clause 36 of the DBFO Contract which is caused by or directly related to the Incident.

        12.2 Subject to Clause 12.3, 12.6 and 12.9 below, the Vendor agrees to pay to the Purchaser, from time to time by way of adjustment to the consideration, an amount equal to any and all losses, costs, expenses and liabilities including those arising out of any claims, actions and proceedings (which shall include, but not be limited to, all legal and other costs and expenses incurred in connection with the investigation,

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     preparation, defence or settlement of any actual or potential claim, action or proceeding) (hereinafter collectively referred to as the "COSTS") that are suffered, incurred or made against:

     (i)  the Purchaser; or

     (ii) any MYL Group Company

     in connection with or arising out of the commencement of criminal proceedings against any member of the MYL Group or any officer or director thereof, in relation to the Incident, provided always that the Vendor's liability under paragraph (ii) above shall, save in respect of MYL, be limited to an amount equal to fifty per cent. (50%) of the total aggregate Costs suffered, incurred or made against such MYL Group Company.

12.3 For the avoidance of doubt the Purchaser shall not be entitled to recover under Clause 12.2 in respect of any reduction in the revenues of Connect and any claim by the Purchaser with respect to a Revenue Reduction shall only be made in accordance with the provision of Clause 12.4 below.

12.4 Without prejudice to the provisions of Clause 12.2 above, but subject to Clauses 12.5, 12.6 and 12.9 below, the Vendor hereby agrees to pay to the Purchaser, by way of adjustment to the consideration, as soon as reasonably practicable (but in any event not more than 10 Business Days) following receipt of the Purchaser Notice below), an amount equal to fifty per cent. (50%) of the difference between (a) the net present value of the total aggregate amount of the Original Cash Flows and (b) the net present value of the total aggregate amount of the Revised Cash Flows, calculated as follows:

     (i) Original Cash Flows shall be the original aggregate distributions (comprising all actual dividend distributions and actual payments on the subordinated debt (whether payments of interest or principal)) to be made by Connect (directly or indirectly) to shareholders of Connect or Connect Holdings in connection with the Project from the date of the Notification up to and including 31 March 2028, as set out in the financial model referred to at paragraph 7.08 in the Disclosed Information;

     (ii) The Revised Cash Flows shall be the Original Cash Flows derived by adjusting only the future revenues of the Project to reflect the effect of any Revenue Reduction notified to Connect by the Secretary of State in accordance with the provisions of the DBFO Contract (the "NOTIFICATION") and recalculating these adjusted revenues on the basis of the assumptions used in the financial model referred to at paragraph 7.08 in the Disclosed Information.


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       (iii)  The net present value of the Original Cash Flows and the Revised
              Cash Flows shall be calculated using a discount rate of 8.66% (based on the assumptions used in the financial model referred to at paragraph 7.08 in the Disclosed Information), such values to be calculated as of the date of the Notification.

12.5 Upon becoming aware that a Notification has been received by Connect, the Purchaser must notify the Vendor in writing that the provisions of Clause
       12.4 apply (the "PURCHASER NOTICE"). The Purchaser Notice must set out the Purchaser's calculation of the amount payable by the Vendor to the Purchaser under Clause 12.4 (The "PURCHASER ESTIMATE"). The Purchaser Estimate will be deemed to be the agreed amount payable by the Vender to the Purchaser under Clause 12.4 in respect of a Revenue Reduction unless the Vendor notifies the Purchaser in writing that it disputes the Purchaser Estimate within 10 Business Days of receipt of the Purchaser Estimate. If the Vendor provides timely notice to the Purchaser that it disputes the Purchaser Estimate the parties shall refer the dispute to an independent accountant with recognized expertise in financial modelling selected by the Purchaser (such referral to be made within 10 Business Days of the Purchaser's selection) to determine the amount payable by the Vendor pursuant to Clause 12.4 and the following shall apply:

       (i) the costs and expenses of the independent accountant shall be borne equally between the Vendor and the Purchaser;

       (ii) both the Purchaser and the Vendor shall have a reasonable opportunity to make submissions in respect of the amount payable under Clause 12.4 and the parties shall procure that the independent accountant gives due consideration to such submissions; and

       (iii) the independent accountant shall make its determination as soon as practicable and, in any event, within 30 Business Days of the referral being made.

In making any determination referred to in this Clause 12.5 the independent accountant shall act as expert not as arbitrator. The determination made by the independent accountant under this Clause 12.5 shall, in the absence of manifest error, be final and binding on the Vendor and the Purchaser. The amount the independent accountant determines to be payable under Clause 12.4 (the "FINAL AMOUNT") shall be payable to the Purchaser by the Vendor in full discharge of the Vendor's obligations arising under Clause 12.4 in respect of the Revenue Reduction. The Final Amount must be paid within 3 Business Days of the determination being made.

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12.6   If, before the Vendor pays an amount in discharge of any claim under this
       Clause 12, the Purchaser or any other MYL Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief or otherwise) from a third party a sum which relates to the subject matter of such claim, the Purchaser shall procure that before steps are taken against the Vendor pursuant to this Clause 12 all reasonable steps are taken to enforce such recovery and the Vendor shall not be liable in respect of any such claim (and any amount determined to be payable under Clause 12.4 shall be adjusted) to the extent that actual recovery has been made by the Purchaser or any other MYL Group Company from any other source, including, without limitation, where:

       (i) the losses arising from such claim are covered by a policy of insurance and payment is made by the relevant insurer; or

       (ii) recovery has been made in respect of the same losses arising from such claim from a third party.

12.7 Where a claim is brought by the Purchaser in respect of losses under this Clause 12 and an amount is determined to be payable by the Vendor, the Vendor shall take the benefit by way of subrogation of all rights or claims of the Purchaser against any third party in respect of the same losses.

12.8 Following Completion the Purchaser shall promptly supply to the Vendor details of all claims, actions, proceedings and investigations begun in relation to any MYL Group Company in respect of the Incident but any failure to provide such details shall not affect the rights of the Purchaser save to the extent that the Vendor is prejudiced by such failure. The Vendor shall be entitled, at its own expense, to direct the Purchaser, and the Purchaser shall comply with all reasonable directions of the Vendor, in the conduct of any defence or response to such claims, actions, proceedings and investigations in connection with the Incident. The Purchaser shall not and shall procure that no MYL Group Company shall make any admission of liability in relation to the Incident without the prior consent of the Vendor.

12.9 The Vendor's liability in respect of the aggregate amount of all claims brought by the Purchaser pursuant to this Clause 12 shall not exceed Pound Sterling 2,750,000.

12.10 For the avoidance of doubt, the provisions of Schedule 4 hereto shall not apply to this Clause 12."


For the avoidance of doubt, all other provisions of the Agreement remain unchanged and as stated.


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Unless otherwise stated, all capitalised terms in this letter shall have the same meaning as in the Agreement.



This letter shall be governed by and construed in accordance with English law and the parties hereto submit to the exclusive jurisdiction of the courts of England to settle all disputes arising in connection therewith.



Please confirm your agreement to the above by counter-signing this letter in the space provided below.



Yours faithfully,



/s/ Peter Stokes
-------------------------------
Name: Peter Stokes
Title: Chief Executive Officer




For and on behalf of
MACQUARIE INFRASTRUCTURE COMPANY LLC












We agree to the terms and conditions of this letter as set out above.



/s/ James Craig                           /s/ Annabelle Hill
-------------------------------           -------------------------------
Name: James Craig                         Annabelle Hill
Title: Director                           Secretary



For and on behalf of
MACQUARIE EUROPEAN INFRASTRUCTURE PLC




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